Exhibit 99.1

Yahoo! Reports Third Quarter 2012 Results

Company Reports Significant Earnings Growth

SUNNYVALE, Calif.--(BUSINESS WIRE)--October 22, 2012--Yahoo! Inc. (NASDAQ: YHOO) today reported results for the quarter ended September 30, 2012.

Revenue excluding traffic acquisition costs (“Revenue ex-TAC”) was $1,089 million for the third quarter of 2012, a 2 percent increase compared to the third quarter of 2011. GAAP revenue was $1,202 million for the third quarter of 2012, a 1 percent decrease from the third quarter of 2011.

Excluding restructuring charges for both years, operating income on a non-GAAP basis was $177 million in the third quarter of 2012 compared to $175 million in the third quarter of 2011. On a GAAP basis, income from operations decreased 14 percent to $152 million in the third quarter of 2012, compared to $177 million in the third quarter of 2011.

In the third quarter of 2012, non-GAAP net earnings per diluted share increased 66 percent year over year to $0.35. Non-GAAP net earnings per diluted share for the third quarter of 2012 excludes a net gain of $2.8 billion related to the sale of Alibaba shares and restructuring charges of $16 million, net of tax. On a GAAP basis, net earnings per diluted share was $2.64 in the third quarter of 2012, compared to $0.23 in the third quarter of 2011.

Financials at a Glance

Quarterly Results (in millions, except percentages and per share amounts)
	Q3 2011	Q3 2012	Percent Change
Revenue ex-TAC	$1,072	$1,089	2%
GAAP revenue	$1,217	$1,202	(1)%
Non-GAAP income from operations	$175	$177	1%
GAAP income from operations	$177	$152	(14)%
Non-GAAP net earnings per diluted share	$0.21	$0.35	66%
GAAP net earnings per diluted share	$0.23	$2.64	N/M

N/M – Not meaningful

“Yahoo! had a solid third quarter, and we are encouraged by the stabilization in search and display revenue,” said Marissa Mayer, CEO of Yahoo!. “We’re taking important steps to position Yahoo! for long-term success, and we’re confident that our focus on quality and improving the user experience will drive increased value for our advertisers, partners and shareholders.”

Business Highlights

  Yahoo! strengthened its executive team, appointing Henrique de Castro as chief operating officer; Ken Goldman as chief financial officer; Ron Bell as general counsel; Jacqueline Reses as executive vice president of people and development; and Kathy Savitt as chief marketing officer.
  Yahoo! closed the initial stage of its share repurchase agreement with Alibaba, receiving pre-tax proceeds valued at $7.6 billion, $6.3 billion in cash and $800 million in preferred shares, as well as a payment of $550 million related to a technology and intellectual property license agreement. Yahoo! announced plans to return $3.65 billion in after-tax proceeds to shareholders, or 85 percent of the net cash proceeds. This amount includes the $646 million Yahoo! has already returned to shareholders through share repurchases since the announcement of the agreement through the third quarter of 2012 of which $190 million was repurchased during the third quarter of 2012.
  Yahoo! introduced new, interactive and immersive experiences for users across PC, mobile, tablet and connected TV devices. For the 2012 London Games, Yahoo! had over 3 billion page views – more than its page views for the Beijing and Vancouver Games combined. During the first two weeks of the political conventions, Yahoo! had 45 percent more page views and 35 percent more time spent on its election-related experiences compared to 2008.
  Yahoo! continued to innovate on mobile and connected devices, launching IntoNow 3.0, an innovative and fun way to connect with friends and get more from the TV experience. The number of TV shows tagged on IntoNow has increased approximately 80 percent year over year. Yahoo! also extended its connected TV experience by launching the Yahoo! Connected TV experience in Brazil with AOC and Philco branded devices. Yahoo! introduced new multi-screen Fantasy Football experiences, including a new iOS app for iPad, iPhone and iPod touch.
  In October 2012, Yahoo! entered into a 364-day, $750 million unsecured revolving credit facility. The facility is currently undrawn and is expected to be used for general corporate purposes.

Third Quarter 2012 Revenue Highlights

  Display revenue ex-TAC was $452 million, flat compared to the third quarter of 2011.
  GAAP display revenue was $506 million, a 1 percent increase compared to $502 million for the third quarter of 2011.
  Search revenue ex-TAC was $414 million, an 11 percent increase compared to $374 million for the third quarter of 2011.
  GAAP search revenue was $473 million, a 1 percent increase compared to $467 million for the third quarter of 2011.

Cash Flow and Cash Balance

  Cash flow from operating activities for the third quarter of 2012 was $1,046 million, a 194 percent increase compared to $356 million for the same period of 2011. Excluding a payment of $550 million from Alibaba related to a technology and intellectual property license agreement, cash flow from operating activities for the third quarter of 2012 was $496 million.
  Free cash flow was $920 million for the third quarter of 2012, a 273 percent increase compared to $247 million for the same period of 2011. Excluding a payment of $550 million from Alibaba related to a technology and intellectual property license agreement, free cash flow for the third quarter of 2012 was $370 million.
  Cash, cash equivalents, and investments in marketable debt securities were $9.4 billion at September 30, 2012 compared to $2.5 billion at December 31, 2011, an increase of $6.9 billion. We estimate that we will pay approximately $2.5 billion in taxes related to the Alibaba share repurchase agreement, the majority of which will be paid in the fourth quarter of 2012.
  During the third quarter of 2012, Yahoo! repurchased 12 million shares for $190 million.

Conference Call

Yahoo! will host a conference call to discuss third quarter 2012 results at 5 p.m. Eastern Time today. A live Webcast of the conference call, together with supplemental financial information, can be accessed through the Company's Investor Relations Website at http://investor.yahoo.com/results.cfm. In addition, an archive of the Webcast can be accessed through the same link. An audio replay of the call will be available for one week following the conference call by calling (888) 286-8010 or (617) 801-6888, reservation number: 43594094.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): revenue ex-TAC; free cash flow; non-GAAP income from operations; non-GAAP net income; and non-GAAP net income per diluted share. These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Unaudited Condensed Consolidated Financial Statements,” “Supplemental Financial Data,” and “GAAP to Non-GAAP Reconciliations.”

About Yahoo!

Yahoo! is focused on creating deeply personal digital experiences that keep more than half a billion people connected to what matters most to them, across devices and around the globe. Yahoo!'s unique combination of Science + Art + Scale connects advertisers to the consumers who build their businesses. Yahoo! is headquartered in Sunnyvale, California. For more information, visit the pressroom (pressroom.yahoo.net) or the company's blog, Yodel Anecdotal (yodel.yahoo.com).

“Affiliates” refers to the third-party entities that have integrated Yahoo!’s advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”).

“Alibaba” means Alibaba Group Holding Limited.

“Search Agreement” refers to the Search and Advertising Services and Sales Agreement between Yahoo! and Microsoft Corporation, as amended.

“TAC” refers to traffic acquisition costs. TAC consists of payments to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo! Properties.

“Yahoo! Properties” refers to the online properties and services that Yahoo! provides to users.

This press release contains forward-looking statements concerning Yahoo!'s expected financial performance, as well as Yahoo!'s strategic and operational plans (including, without limitation, the quotation from management). Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the impact of changes to our management, and organizational structure and strategic business plan; Yahoo!'s ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; risks associated with the Search Agreement with Microsoft Corporation; risks related to Yahoo!’s regulatory environment; interruptions or delays in the provision of Yahoo!’s services; security breaches; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!'s international operations; adverse results in litigation, including intellectual property infringement claims and derivative and class actions; Yahoo!'s ability to protect its intellectual property and the value of its brands; dependence on third parties for technology, services, content, and distribution; and general economic conditions. All information set forth in this press release and its attachments is as of October 22, 2012. Yahoo! does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which are on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which will be filed with the SEC in the fourth quarter of 2012.

Yahoo!, the Yahoo! logos, and IntoNow are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	September 30,
	2011	2012

ASSETS
Current assets:
Cash and cash equivalents	$1,562,390	$7,560,400
Short-term marketable debt securities	493,189	852,816
Accounts receivable, net	1,037,474	953,671
Prepaid expenses and other current assets	359,483	318,892
Total current assets	3,452,536	9,685,779

Long-term marketable debt securities	474,338	1,013,555
Other long-term investments	-	802,609
Property and equipment, net	1,730,888	1,671,234
Goodwill	3,900,752	3,910,245
Intangible assets, net	254,600	173,918
Other long-term assets	220,628	548,182
Investments in equity interests	4,749,044	2,608,605

Total assets	$14,782,786	$20,414,127

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$166,595	$147,943
Accrued expenses and other current liabilities	846,044	3,049,074
Deferred revenue	194,722	309,265
Total current liabilities	1,207,361	3,506,282

Long-term deferred revenue	43,639	444,415
Capital lease and other long-term liabilities	134,905	127,531
Deferred and other long-term tax liabilities, net	815,534	730,378
Total liabilities	2,201,439	4,808,606

Total Yahoo! Inc. stockholders' equity	12,541,067	15,561,503
Noncontrolling interests	40,280	44,018
Total equity	12,581,347	15,605,521

Total liabilities and equity	$14,782,786	$20,414,127

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2012	2011	2012

Revenue	$1,216,665	$1,201,732	$3,660,046	$3,640,759

Operating expenses:
Cost of revenue - Traffic acquisition costs	144,991	112,829	447,918	393,945
Cost of revenue - Other	239,002	282,081	720,017	814,513
Sales and marketing	290,520	269,272	832,827	827,450
Product development	229,230	217,301	683,558	645,407
General and administrative	129,954	135,249	384,674	395,637
Amortization of intangibles	8,435	8,084	25,067	27,893
Restructuring charges, net	(2,721)	24,727	8,091	159,536
Total operating expenses	1,039,411	1,049,543	3,102,152	3,264,381

Income from operations	177,254	152,189	557,894	376,378

Other income, net	18,046	4,607,656	17,407	4,630,109

Income before income taxes and earnings in equity interests	195,300	4,759,845	575,301	5,006,487

Provision for income taxes	(55,731)	(1,774,094)	(163,480)	(1,857,036)
Earnings in equity interests	158,775	175,265	349,857	527,499

Net income	298,344	3,161,016	761,678	3,676,950

Less: Net income attributable to noncontrolling interests	(5,053)	(778)	(8,423)	(3,738)

Net income attributable to Yahoo! Inc.	$293,291	$3,160,238	$753,255	$3,673,212

Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.23	$2.64	$0.58	$3.02

Shares used in per share calculation - diluted	1,259,576	1,195,085	1,296,040	1,214,430

Stock-based compensation expense by function:
Cost of revenue - Other	$956	$2,363	$2,479	$7,871
Sales and marketing	16,759	19,876	42,829	59,954
Product development	21,093	17,050	64,296	54,329
General and administrative	12,139	22,077	35,507	44,749
Restructuring expense reversals, net	-	-	(1,278)	(3,429)

Supplemental Financial Data:
Revenue ex-TAC	$1,071,674	$1,088,903	$3,212,128	$3,246,814
Free cash flow (1)	$246,714	$920,424	$398,790	$1,209,637

(1)	The three and nine months ended September 30, 2012 includes a payment of $550 million from Alibaba related to a technology and intellectual property license agreement.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2012	2011	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$298,344	$3,161,016	$761,678	$3,676,950
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	128,922	146,483	404,823	401,022
Amortization of intangible assets	28,791	23,878	87,784	84,087
Stock-based compensation expense, net	50,947	61,366	143,833	163,474
Non-cash restructuring charges	-	1,824	-	40,462
Tax benefits from stock-based awards	(2,509)	(5,536)	9,974	(9,471)
Excess tax benefits from stock-based awards	(14,490)	(13,981)	(44,715)	(30,751)
Deferred income taxes	22,909	(872,814)	68,740	(891,288)
Earnings in equity interests	(158,775)	(175,265)	(349,857)	(527,499)
Dividends received from equity investees	-	-	75,391	83,648
Gain related to sale of Alibaba shares	-	(4,603,322)	-	(4,603,322)
Gain from sale of investments, assets, and other, net	(9,970)	654	12,822	(18,308)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	69,400	96,850	156,092	86,942
Prepaid expenses and other	(42,886)	30,041	10,407	41,059
Accounts payable	(16,495)	13,257	(27,316)	(22,457)
Accrued expenses and other liabilities	34,963	2,644,717	(351,081)	2,628,962
Deferred revenue	(32,985)	537,140	(66,103)	514,811
Net cash provided by operating activities (1)	356,166	1,046,308	892,472	1,618,321

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(123,942)	(139,865)	(463,006)	(355,787)
Purchases of marketable debt securities	(488,702)	(1,193,594)	(1,613,298)	(1,838,860)
Proceeds from sales of marketable debt securities	185,000	136,540	1,067,229	684,979
Proceeds from maturities of marketable debt securities	568,976	52,155	1,226,892	250,653
Proceeds related to sale of Alibaba shares, net	-	6,247,728	-	6,247,728
Purchases of intangible assets	(60)	-	(11,020)	(3,088)
Proceeds from the sale of investments	21,271	-	21,271	26,132
Acquisitions, net of cash acquired	-	-	(68,812)	-
Other investing activities, net	(5,912)	-	(5,763)	(9,421)
Net cash provided by investing activities	156,631	5,102,964	153,493	5,002,336

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	8,150	38,549	106,697	116,420
Repurchases of common stock	(593,485)	(190,372)	(1,202,504)	(716,379)
Excess tax benefits from stock-based awards	14,490	13,981	44,715	30,751
Tax withholdings related to net share settlements of restricted stock awards and restricted stock units	(2,380)	(9,603)	(36,049)	(48,097)
Other financing activities, net	(812)	(1,297)	(8,333)	(3,519)
Net cash used in financing activities	(574,037)	(148,742)	(1,095,474)	(620,824)

Effect of exchange rate changes on cash and cash equivalents	(55,378)	20,601	(12,699)	(1,823)

Net change in cash and cash equivalents	(116,618)	6,021,131	(62,208)	5,998,010
Cash and cash equivalents, beginning of period	1,580,837	1,539,269	1,526,427	1,562,390

Cash and cash equivalents, end of period	$1,464,219	$7,560,400	$1,464,219	$7,560,400

(1)	The three and nine months ended September 30, 2012 includes a payment of $550 million from Alibaba related to a technology and intellectual property license agreement.

Yahoo! Inc.
Note to Unaudited Condensed Consolidated Financial Statements

This press release and its attachments include the non-GAAP financial measures of revenue excluding traffic acquisition costs (“revenue ex-TAC”), free cash flow, non-GAAP income from operations, non-GAAP net income, and non-GAAP net income per diluted share, which are reconciled to revenue, cash flow from operating activities, income from operations, net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share - diluted, which we believe are the most comparable GAAP measures. We use these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business and operating costs. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, revenue, cash flow from operating activities, income from operations, net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share - diluted calculated in accordance with GAAP.

Revenue ex-TAC is a non-GAAP financial measure defined as GAAP revenue less TAC. TAC consists of payments made to third-party entities that have integrated our advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”) and payments made to companies that direct consumer and business traffic to Yahoo!’s online properties and services (“Yahoo! Properties”). Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo! Properties and Affiliate sites in transitioned markets. Yahoo! reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC. Accordingly, for transitioned markets Yahoo! reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For markets that have not yet transitioned, revenue continues to be recorded on a gross basis, and TAC is recorded as a part of operating expenses. We present revenue ex-TAC to provide investors a metric used by the Company for evaluation and decision-making purposes during the Microsoft transition and to provide investors with comparable revenue numbers when comparing periods preceding, during and following the transition period. A limitation of revenue ex-TAC is that it is a measure which we have defined for internal and investor purposes that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue and total operating expenses, which includes TAC in non-transitioned markets.

Free cash flow is a non-GAAP financial measure defined as cash flow from operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Non-GAAP income from operations is defined as income from operations excluding certain gains, losses, and expenses that we do not believe are indicative of our ongoing operating results. We consider non-GAAP income from operations to be a profitability measure which facilitates the forecasting of our operating results for future periods and allows for the comparison of our results to historical periods. A limitation of non-GAAP income from operations is that it does not include all items that impact our income from operations for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measure of income from operations which includes the gains, losses, and expenses that are excluded from non-GAAP income from operations.

Non-GAAP net income is defined as net income attributable to Yahoo! Inc. excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results. We consider non-GAAP net income and non-GAAP net income per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net income and non-GAAP net income per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income attributable to Yahoo! Inc. and net income attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net income and non-GAAP net income per diluted share.

Yahoo! Inc.
Supplemental Financial Data
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2012	2011	2012
Revenue for groups of similar services:
Display	$502,102	$506,002	$1,548,262	$1,552,191
Search	466,785	472,537	1,388,580	1,403,903
Other	247,778	223,193	723,204	684,665
Total revenue	$1,216,665	$1,201,732	$3,660,046	$3,640,759

Revenue excluding traffic acquisition costs ("revenue ex-TAC") for groups of similar services:
GAAP display revenue	$502,102	$506,002	$1,548,262	$1,552,191
TAC associated with display revenue	(52,657)	(54,361)	(161,396)	(173,339)
Display revenue ex-TAC	$449,445	$451,641	$1,386,866	$1,378,852

GAAP search revenue	$466,785	$472,537	$1,388,580	$1,403,903
TAC associated with search revenue for non-transitioned markets	(92,334)	(58,468)	(286,382)	(220,606)
Search revenue ex-TAC	$374,451	$414,069	$1,102,198	$1,183,297

Other GAAP revenue	$247,778	$223,193	$723,204	$684,665
TAC associated with other GAAP revenue	-	-	(140)	-
Other revenue ex-TAC	$247,778	$223,193	$723,064	$684,665

Revenue ex-TAC:
GAAP revenue	$1,216,665	$1,201,732	$3,660,046	$3,640,759
TAC	(144,991)	(112,829)	(447,918)	(393,945)
Revenue ex-TAC	$1,071,674	$1,088,903	$3,212,128	$3,246,814

Revenue ex-TAC by segment:
Americas:
GAAP revenue	$791,240	$843,731	$2,418,209	$2,501,515
TAC	(37,493)	(41,289)	(115,038)	(130,154)
Revenue ex-TAC	$753,747	$802,442	$2,303,171	$2,371,361

EMEA:
GAAP revenue	$148,494	$96,473	$465,145	$358,534
TAC	(52,197)	(17,399)	(167,357)	(97,248)
Revenue ex-TAC	$96,297	$79,074	$297,788	$261,286

Asia Pacific:
GAAP revenue	$276,931	$261,528	$776,692	$780,710
TAC	(55,301)	(54,141)	(165,523)	(166,543)
Revenue ex-TAC	$221,630	$207,387	$611,169	$614,167

Total revenue ex-TAC	$1,071,674	$1,088,903	$3,212,128	$3,246,814

Direct costs by segment (2):
Americas	$174,697	$189,345	$508,637	$550,080
EMEA	42,761	39,167	124,135	120,665
Asia Pacific	61,006	56,329	170,057	164,068
Global operating costs (3)	415,507	396,269	1,224,169	1,228,686
Restructuring charges, net	(2,721)	24,727	8,091	159,536
Depreciation and amortization	152,223	169,511	474,034	480,498
Stock-based compensation expense	50,947	61,366	145,111	166,903
Income from operations	$177,254	$152,189	$557,894	$376,378

Reconciliation of cash flow from operating activities to free cash flow:
Cash flow from operating activities	$356,166	$1,046,308	$892,472	$1,618,321
Acquisition of property and equipment, net	(123,942)	(139,865)	(463,006)	(355,787)
Dividends received from equity investees	-	-	(75,391)	(83,648)
Excess tax benefits from stock-based awards	14,490	13,981	44,715	30,751
Free cash flow (1)	$246,714	$920,424	$398,790	$1,209,637

(1)	The three and nine months ended September 30, 2012 includes a payment of $550 million from Alibaba related to a technology and intellectual property license agreement.
(2)

Direct costs for each segment include cost of revenue (excluding TAC) and other operating expenses that are directly attributable to the segment such as employee compensation expense (excluding stock-based compensation expense), local sales and marketing expenses, and facilities expenses. Beginning in 2012, marketing and customer advocacy costs are managed locally and included as direct costs for each segment. Prior period amounts have been revised to conform to the current presentation.

(3)

Global operating costs include product development, service engineering and operations, general and administrative, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment. Prior to 2012, marketing and customer advocacy costs were managed on a global basis and included as global operating costs. Prior period amounts have been revised to conform to the current presentation.

Yahoo! Inc.
GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)

	Three Months Ended
	September 30,
	2011	2012

GAAP Income from operations	$177,254	$152,189

(a) Restructuring charges, net	(2,721)	24,727

Non-GAAP Income from operations	$174,533	$176,916

GAAP Net income attributable to Yahoo! Inc.	$293,291	$3,160,238

(a) Restructuring charges, net	(2,721)	24,727

(b) Gain related to sale of Alibaba shares	-	(4,603,322)

(c) To adjust the provision for income taxes to exclude the tax impact of items (a) and (b) above for the three months ended September 30, 2011 and 2012	865	1,839,035
(d) Non-cash gain related to the dilution of the Company's ownership interest in Alibaba Group, which is included in earnings in equity interests	(25,083)	-

Non-GAAP Net income	$266,352	$420,678

GAAP Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.23	$2.64

Non-GAAP Net income per share - diluted	$0.21	$0.35

Shares used in per share calculation - diluted	1,259,576	1,195,085

	Nine Months Ended
	September 30,
	2011	2012

GAAP Income from operations	$557,894	$376,378

(a) Restructuring charges, net	8,091	159,536

Non-GAAP Income from operations	$565,985	$535,914

GAAP Net income attributable to Yahoo! Inc.	$753,255	$3,673,212

(a) Restructuring charges, net	8,091	159,536

(b) Deal-related expenses (4)	-	6,500

(c) Gain related to sale of Alibaba shares	-	(4,603,322)

(d) To adjust the provision for income taxes to exclude the tax impact of items (a) - (c) above for the nine months ended September 30, 2011 and 2012	(2,572)	1,801,314

(e) Non-cash gain related to the dilution of the Company's ownership interest in Alibaba Group, which is included in earnings in equity interests	(25,083)	-

Non-GAAP Net income	$733,691	$1,037,240

GAAP Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.58	$3.02

Non-GAAP Net income per share - diluted (5)	$0.56	$0.85

Shares used in per share calculation - diluted	1,296,040	1,214,430

(4)	Deal-related expenses relate to, among other matters, the agreement Yahoo! entered into with Alibaba regarding Yahoo!’s stake in Alibaba.
(5)

The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's non-GAAP diluted earnings per share by $0.01 for the nine months ended September 30, 2011.

CONTACTS:
Yahoo! Inc.
Media Relations Contact:
Sara Gorman, 408-349-1909
sgorman@yahoo-inc.com
Investor Relations Contact:
Joon Huh, 408-349-3382
investorrelations@yahoo-inc.com